Exhibit 10.8

THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT OF SEPTEMBER 30, 2013

This Third Amended and Restated Shareholders Agreement (the “Third Amended and Restated Agreement”), is hereby entered into as of the date stated above (the “Effective Date”) by and among Argo Medical Technologies Ltd., (the “Company”), Dr. Amit Goffer, carrying ID number 051816254 of 1 Hasifan, Tivon 36531, Israel (“Amit”), and all shareholders in the Company as of the Closing listed in Schedule A hereto (the “Shareholders”). Each of the Company, Amit and the Shareholders shall be a “Party” hereto and collectively the “Parties”.

WHEREAS, taking into consideration Amit’s establishment of the Company, his original shareholdings as the founder, as well as his perseverance, leadership, vision and contribution, which have led the Company to its current achievements, and in appreciation of Amit’s founding role, the Company and the Shareholders have agreed to grant Amit certain financial assurances and benefits which are governed by the terms of this Agreement;

WHEREAS, certain Parties entered into a Shareholders Agreement on December 13, 2007, which was amended and restated on October 28, 2009 and on July 26, 2011 (collectively, the “Shareholders Agreement”); and

WHEREAS, the Parties wish to cancel and terminate the Shareholders Agreement and replace the Shareholders Agreement in its entirety, in effect as of the date hereof, with the Third Amended and Restated Agreement;

NOW THEREFORE IT IS HEREBY RESOLVED AS FOLLOWS

1.	Preamble and Definitions

The preamble to this Agreement and the schedules hereto constitute an integral part hereof. The following terms shall have the following meaning ascribed thereto. In the event that a term is not defined in this Agreement it shall have the meaning ascribed to it in the Articles of Association.

Agreed Percentage	The percentage which results from	x 6%; where:

	a =	Amit’s total amount of securities in the Company on the day of the Exit Event or IPO (as applicable); and

	b =	the total amount of securities disposed by Amit, without breach of this Third Amended and Restated Agreement, from the Effective Date until the Exit Event or IPO (as applicable).

For example, if Amit shall hold on the day of the Exit Event only 100 shares of the Company, and had disposed prior thereto only 20 shares of the Company, then the Agreed Percentage shall be (100/120)*6% = (0.833)*6% = 4.99%.

Articles of Association	The Articles of Association of the Company as are in effect as of the date hereof (immediately post the closing of the Series D Preferred Share Purchase Agreement – the “Closing”).

Deemed Liquidation	As such term is defined in the Articles of Association.

Distributable Proceeds	As such term is defined in the Articles of Association.

Exit Event	As such term is defined in the Articles of Association.

IPO	As such term is defined in the Articles of Association.

Liquidation	As such term is defined in the Articles of Association.

Merger	As such term is defined in the Articles of Association.

Vitalife	As such term is defined in the Articles of Association.

IHCV	As such term is defined in the Articles of Association.

Preference D Amount	As such term is defined in the Articles of Association.

Permitted Transferees	As such term is defined in the Articles of Association.

2.	Grant in Case of an Exit Event

2.1 Unless Amit had earlier exercised the right set forth in Section 3.1 hereto, upon the consummation of an Exit Event, and subject to the following provisions, the Company or the Shareholders, as the case may be, shall cause to be paid to Amit the following:

(a) In addition to any amount of Distributable Proceeds to which Amit is entitled to on account of Amit’s holdings in the Company (“Amit’s Pro Rata Portion of the Distributable Proceeds”), an amount that equals 1% of the Distributable Proceeds (the “Exit Bonus”); and,

(b) If the total of the Exit Bonus and Amit’s Pro Rata Portion of the Distributable Proceeds (collectively “Amit’s Total Distributions”), is less than the Agreed Percentage of the total Distributable Proceeds (the “Target Amount”, as such amount may be further amended pursuant to Section 2.2B below), then, and only then, in addition to Amit’s Total Distributions, the Company or the Shareholders, as the case may be, shall cause to be paid to Amit an amount that shall equal the difference between the Target Amount and Amit’s Total Distributions; provided however that such calculation does not include wages or any other amounts to which Amit is entitled as an employee. For the avoidance of doubt, if Amit’s Total Distributions equal or exceed the Target Amount, no additional compensation shall be due and payable to Amit hereunder.

For example, assuming total Distributable Proceeds are US $1,000,000, and the Agreed Percentage is 4.99%, then the Target Amount shall be determined as 4.99%*1,000,000 = US $49,999.

2.2 Any payments to Amit as per Sections 2.1(a) and, if applicable, 2.1(b), shall be made only at such time that the Preference D Amount is actually paid, and concurrently with such payment. If the Preference D Amount shall be paid in installments, then upon each such installment Amit shall receive only the respective portion of the payments due to him, and no other amount shall become due and payable to Amit prior to payment of such respective installment of the Preference D Amount.

2.2A. If, upon the sale of all or substantially all of the Company’s assets, all of the Company’s shareholders voluntarily decide not to withdraw their respective share in the Distributable Proceeds which, at that time, are available for distribution pursuant to a resolution by the Board of Directors of the Company, free and clear of any limitation or encumbrances, Amit shall have the right to withdraw Amit’s Pro Rata Portion of the Distributable Proceeds and Amit shall have no further rights pursuant to this Agreement (including as reflected in Article 16 to the Articles of Association; Amit hereby agrees that in the event of inconsistency between the provision of this Section 2.2A and Article 16 to the Articles of Association, this Section shall prevail).

2.2B. If, upon the sale of all or substantially all of the Company’s assets, any but not all of the Company’s shareholders voluntarily decide not to withdraw their respective share in the Distributable Proceeds which, at that time, are available for distribution pursuant to a resolution by the Board of Directors of the Company, free and clear of any limitation or encumbrances, Amit shall have the right to withdraw Amit’s Pro Rata Portion of the Distributable Proceeds and thereafter the Target Amount then in effect shall be recalculated as follows:

; where

TA =	the Target Amount then in effect;

x =	the actual amount of Distributable Proceeds that Amit withdraws pursuant to this Section 2.2B; and

y =	Amit’s Pro Rata Portion of the Distributable Proceeds

For example, if the Target Amount at such time is US $49,999, Amit’s Pro Rata Portion of the Distributable Proceeds is US $40,000, and the actual amount of Distributable Proceeds that Amit withdraws pursuant to this Section 2.2B is US $15,000, then the Target Amount shall be reduced to 49,999*(1-(15,000/40,000) = 49,999*(1-0.375) = 49,999*0.625 = US $31,249.375.

2.3 If any payment of the Distributable Proceeds shall be made subject to an escrow, indemnification, earn out, or any other mechanism under which Distributable Proceeds shall be contingent (“Contingent Payment”), then the respective portion of any amount payable to Amit with respect to the Contingent Payment hereunder shall also be contingent and be made subject to the same terms and conditions. Should the Shareholders be liable for any representations or covenants as part of the Exit Event then Amit shall be liable to the same (up to Amit’s respective portion of the Distributable Proceeds). For the avoidance of doubt it is hereby agreed that there is no guaranty that any Contingent Payment will actually be made in which case the Shareholders and the Company shall not be liable to Amit.

2.4 All tax liabilities in connection with any payments made to Amit shall be the sole responsibility of and be borne solely by Amit. Unless proper exemption therefrom is provided, Company or Shareholders, as the case may be, may withhold or cause to be withheld any amounts required in connection with such tax liabilities.

3.	Grant of Cashless Options or Cashless Shares in the Company in case of an IPO

3.1 Unless Amit had earlier exercised the right set forth in Section 2 hereto - if, immediately prior to the consummation of an IPO, the value of Amit’s total holdings in the Company (on a fully diluted basis) (“Amit’s Total Value”) is less than the Agreed Percentage of the Company’s valuation set for the IPO (the “Target Value Threshold”), then immediately prior to the consummation of the IPO, Amit, at his sole option, shall be issued by the Company either (i) options exercisable into Ordinary Shares of the Company, via cashless exercise, with immediate vesting or (ii) an amount of Ordinary Shares of the Company, via cashless exercise with immediate vesting, at an amount that shall bring Amit’s Total Value to the Target Value Threshold (“Additional Options or Shares”).

For example: assuming Company valuation is US $1,000,000, and the Agreed Percentage is 4.99%, then the Target Value Threshold shall be determined as 4.99%* 1,000,000 = US $49,999.

3.2 All tax liabilities in connection with the issuance or grant of Additional Options or Shares shall be sole responsibility of and be borne solely by Amit. Unless proper exemption therefrom is provided, Company may withhold or cause to be withheld any amounts required in connection with such tax liabilities.

4.	Other Provisions

4.1 Amit’s rights pursuant to Section 2 and Section 3 herein are alternative and not cumulative.

4.2 Except to relatives of the first degree and his legal heirs (the “Assignees”), the rights of Amit hereunder shall not be transferable or assignable.

4.3 If, prior to an Exit Event or the consummation of an IPO, Amit shall dispose any of his holdings in the Company absent the approval of Vitalife and IHCV, as long as they hold shares of the Company (such approval not to be unreasonably withheld), or in contradiction with the provisions of the Articles of Association then in effect, then as of such time, Amit or his Assignees shall lose their right to receive any payments under sub-section 2.1(b) above, or rights to receive Additional Options or Shares under Section 3.1 above, as applicable.

4.4 This Third Amended and Restated Agreement constitutes the full and entire agreement and understanding of the Parties with respect to the subject matter hereof, terminates and replaces in its entirety, as of the date hereof, the Shareholders Agreement, and any other understandings in connection with the subject matter hereof. Each of the Parties hereby waives and relinquishes any and all rights or claims under the Shareholders Agreement. The Company agrees that prior to any future amendment in or to the Articles of Association, Amit shall have the right to consult with his legal advisors. Any such amendment, to which Amit had consented, shall be binding upon and amend the terms of this Third Amended and Restated Agreement.

4.5 The terms of this Third Amended and Restated Agreement may be amended or terminated only by the mutual consent/agreement of Amit, the Company and the Parties then holding the majority of the outstanding share capital of the Company as required and entitled to amend the Articles of Association of the Company.

4.6 This Third Amended and Restated Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

4.7 This Third Amended and Restated Agreement shall be governed by and construed according to the laws of the State of Israel without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent courts of Haifa only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such courts.

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[Signature Page to the Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF the Parties have duly signed this Amended and Restated Shareholders Agreement as of the date first hereinabove set forth.

Argo Medical Technologies Ltd.	Amit Goffer		Yehiel Tal

By:
Title:

The Technion Incubator (TIFT)	Ami Kraft

By:
Title:

Israel Healthcare Ventures 2 LP Incorporated	SCP Vitalife Partners II LP		SCP Vitalife Partners (Israel) II LP

By:	By:	SCP Vitalife II Associates, L.P.	By:	SCP Vitalife II Associates, L.P.
Title:	By:	SCP Vitalife II GP, LTD	By:	SCP Vitalife II GP, LTD
	Name:		Name:
	Title:	Director	Title:	Director

Vitalife Partners (Israel) LP	Vitalife Partners (Overseas) LP		Vitalife Partners (DCM) LP

By:	By:		By:
Title:	Title:		Title:

Pontifax (Israel) II L.P.	Pontifax (Israel) II – Individual Investors L.P.		Pontifax (Cayman) II L.P.

By:	By:		By:
Title:	Title:		Title:

Yaskawa Electric Corporation	Pro Seed Venture Capital Fund Ltd		Previz Ventures LP

By:	By:		By:
Title:	Title:		Title:

Joaquin Gari De Sentmenal	Technion Research & Development Foundation Ltd

By:
Title:

6

[Execution Page Continued]

OurCrowd (Investment in Argo) L.P.	OurCrowd (Investment in Argo) – II) L.P.

By:	By:
Title:	Title:

7

Schedule A

Technological Incubator Founded by the Technion R&D Foundation Ltd.

Yaskawa Electric Corporation

Vitalife Partners (Israel) L.P.

Vitalife Partners (D.C.M.) L.P.

Vitalife Partners (Overseas) L.P.

Pro-Seed Venture Capital Fund Ltd.

Technion Research and Development Foundation Ltd.

SCP Vitalife Partners II LP

SCP Vitalife Partners (Israel) II

Previz Ventures L.P.

Israel Healthcare Ventures 2 LP Incorporated

Pontifax (Cayman) L.P.

Pontifax (Israel) II L.P.

Pontifax (Israel) II - Individual Investors L.P.

Joaquin Gari de Sentmenat

OurCrowd (Investment in Argo) L.P.

OurCrowd (Investment in Argo) - II) L.P.

Ami Kraft

Yehiel Tal